Exhibit 10.37
CREDIT AGREEMENT
(10 Year Term Loan)
by and between
CoBank, ACB,
as Administrative Agent and as a Syndication Party,
the other Syndication Parties signatory hereto
and
CHS INC
dated as of December 12, 2007

CREDIT AGREEMENT
(10 Year Term Loan)
     THIS AGREEMENT (“Credit Agreement”) is entered into as of the 12th day of December 2007, by and between COBANK, ACB (“CoBank”) for its own benefit as a Syndication Party, and as the Administrative Agent for the benefit of the present and future Syndication Parties (in that capacity “Administrative Agent”), the Syndication Parties identified on Schedule 1 hereto, and CHS INC, a cooperative corporation formed under the laws of the State of Minnesota, whose address is 5500 Cenex Drive, Inver Grove Heights, Minnesota 55077 (“Borrower”).
ARTICLE 1. DEFINED TERMS
     As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     1.1 Additional Costs: shall have the meaning set forth in Section 14.12.
     1.2 Adjusted Consolidated Funded Debt: All Consolidated Funded Debt of Borrower and its Consolidated Subsidiaries, plus the net present value of operating leases of Borrower and its Consolidated Subsidiaries as discounted by a rate of 8.0% per annum.
     1.3 Administrative Agent: shall initially mean CoBank, ACB.
     1.4 Administrative Agent Office: shall mean the address set forth at Subsection 14.4.2, as it may change from time to time by notice to all parties to this Credit Agreement.
     1.5 Advance: an advance of funds under the Term Loan.
     1.6 Advance Date: a day (which shall be a Banking Day) on which an Advance is made.
     1.7 Advance Payment: shall have the meaning set forth in Section 13.1.
     1.8 Affiliate: with respect to any Person means (a) a Subsidiary of such Person, (b) any Person in which such Person, directly or indirectly, owns more than five percent (5.0%) of the outstanding equity thereof, and (c) any Person which, directly or indirectly, (i) owns more than five percent (5.0%) of the outstanding equity of such Person, or (ii) has the power under ordinary circumstances to control the management of such Person.

     1.9 Aggregate Term Loan Commitment: shall be $150,000,000.
     1.10 Amortization: the total amortization of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.
     1.11 Annual Operating Budget: means the annual operating budget for Borrower and its Subsidiaries in substantially the form of, and containing substantially the same or similar information as set forth in, the Annual Operating Budget (Business Plan) for Borrower and its Subsidiaries included in the booklet delivered to the Administrative Agent on March 29, 2006.
     1.12 Anti-Terrorism Laws: shall have the meaning set forth in Subsection 7.24.1.
     1.13 Applicable Lending Office: means, for each Syndication Party and for each type of Advance, the lending office of such Syndication Party designated as such for such type of Advance on its signature page hereof or in the applicable Syndication Acquisition Agreement or such other office of such Syndication Party as such Syndication Party may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances of such type are to be made and maintained.
     1.14 Authorized Officer: shall have the meaning set forth in Subsection 8.1.4.
     1.15 Bank Debt: all amounts owing under the Note, fees, Borrower’s obligations to purchase Bank Equity Interests, Funding Losses and all interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.
     1.16 Banking Day: any day other than a Saturday or a Sunday, and other than a Federal legal holiday or a legal holiday for banks in the States of Colorado, Minnesota, or New York.
     1.17 Bank Equity Interests: shall have the meaning set forth in Article 5 hereof.
     1.18 Base Rate: a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion, with the consent of Borrower, which consent will not be unreasonably withheld (provided that Borrower’s consent shall not be required at any time there has occurred and is continuing a Potential Default or an Event of Default).
     1.19 Borrower’s Account: shall mean Borrower’s account #44070 at Wells Fargo Bank, N.A., Minneapolis, Minnesota (ABA #091000019).
     1.20 Borrower Benefit Plan: means (a) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA); (b) any “multiple employer plan” within the meaning of Section 413 of the Code; (c) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (d) a “voluntary employees’ beneficiary association” within the meaning of Section 501(a)(9) of the

Code; (e) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (f) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by Borrower or in which Borrower participates or to which Borrower is obligated to contribute.
     1.21 Borrowing Notice: shall have the meaning set forth in Section 2.2.
     1.22 Borrower Pension Plan: means each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code.
     1.23 Capital Leases: means any lease of property (whether real, personal or mixed) by a Person which has been or should be , in accordance with GAAP, reflected on the balance sheet of such Person as a capital lease.
     1.24 Closing Date: the date (a) the Administrative Agent, the Syndication Parties and Borrower have executed all Loan Documents, and (b) the conditions set forth in Section 8.1 of this Credit Agreement have been met, which must occur on or before December 15, 2008.
     1.25 Code: means the Internal Revenue Code of 1986.
     1.26 Committed Term Loan Advance: the principal amount of the Term Loan Advance which any Syndication Party is obligated to make as a result of such Syndication Party having received a Term Loan Advance funding notice pursuant to Section 2.2 hereof, but which has not been funded.
     1.27 Compliance Certificate: a certificate of the chief financial officer of Borrower acceptable to the Administrative Agent and in the form attached hereto as Exhibit 1.27.
     1.28 Communications: shall have the meaning set forth in Subsection 14.16.1.
     1.29 Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary and/or one-time non-cash losses for such period; minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) extraordinary gains, (ii) extraordinary and/or one-time income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.
     1.30 Consolidated Current Assets: the total current assets of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.
     1.31 Consolidated Current Liabilities: the total current liabilities of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.
     1.32 Consolidated Funded Debt: all indebtedness for borrowed money of the Borrower and its Subsidiaries, that is classified as long term debt in accordance with GAAP, and shall include Debt of such maturity created or assumed by the Borrower or any Consolidated Subsidiary either directly or indirectly, including obligations of such maturity secured by liens upon property of the Borrower or its Consolidated Subsidiaries and upon which such entity customarily pays the interest, and all rental payments under capitalized leases of such maturity.
     1.33 Consolidated Interest Expense: for any period, all interest expense of Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.
     1.34 Consolidated Members’ and Patrons’ Equity: the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries and the minority interest in Subsidiaries, provided that the total amount of intangible assets of Borrower and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed $30,000,000 (and to the extent such intangible assets exceed $30,000,000.00, they will not be included in the calculation of Consolidated Members’ and Patrons’ Equity); all as determined in accordance with GAAP consistently applied.
     1.35 Consolidated Subsidiary: any Subsidiary whose accounts are consolidated with those of Borrower in accordance with GAAP.
     1.36 Contributing Syndication Parties: shall have the meaning set forth in Section 13.3.
     1.37 Debt: means as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under capital leases; (c) obligations of such Person arising under bankers’ or trade acceptance facilities; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase any of the items included in this definition, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor of another Person against loss (without duplication); (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition.
     1.38 Default Interest Rate: a rate of interest equal to 200 basis points in excess of the interest rate which would otherwise be applicable on the Loan.
     1.39 Delinquency Interest: shall have the meaning set forth in Section 13.3.
     1.40 Delinquent Amount: shall have the meaning set forth in Section 13.3.
     1.41 Delinquent Syndication Party: shall have the meaning set forth in Section 13.3.
     1.42 Depreciation: the total depreciation of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.
     1.43 Embargoed Person: shall have the meaning set forth in Section 9.15.

     1.44 Environmental Laws: means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     1.45 ERISA: shall have the meaning set forth in Section 7.10.
     1.46 ERISA Affiliate: means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.
     1.47 Event of Default: shall have the meaning set forth in Section 12.1.
     1.48 Event of Syndication Default: shall have the meaning set forth in Subsection 13.28.1.
     1.49 Executive Order: shall have the meaning set forth in Subsection 7.24.1.
     1.50 Farm Credit System Institution: shall mean any Farm Credit Bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be a part of the Farm Credit System and chartered by and subject to regulation by the Farm Credit Administration.
     1.51 Fiscal Quarter: each three (3) month period beginning on the first day of each of the following months: September, December, March and June.
     1.52 Fiscal Year: a year commencing on September 1 and ending on August 31.
     1.53 Funded Debt: means, with respect to any Person, at any time, all Debt of such Person in each case maturing by its terms more than one year after the date of creation thereof, or which is renewable or extendible at the option of such Person for a period ending more than one (1) year after the date of creation thereof, and shall include Debt of such maturity created or assumed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon property of such Person and upon which such Person customarily pays the interest, and all obligations of such Person under Capital Leases of such maturity, and the net present value of obligations under Operating Leases as discounted by a rate of 8.0% per annum, and all obligations of reimbursement with respect to all letters of credit which support long-term debt, with expiration dates in excess of one year from the date of issuance thereof.
     1.54 Funding Losses: shall have the meaning set forth in Section 4.5.
     1.55 Funding Loss Notice: shall have the meaning set forth in Section 4.5.

     1.56 Funding Share: shall mean the amount of any Term Loan Advance which each Syndication Party is required to fund; which shall be equal to the Term Loan Advance multiplied by such Syndication Party’s Individual Term Loan Pro Rata Share.
     1.57 GAAP: generally accepted accounting principles in the United States of America, as in effect from time to time.
     1.58 Good Faith Contest: means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent required in accordance with GAAP, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) the failure to pay or comply with the contested item could not reasonably be expected to result in a Material Adverse Effect.
     1.59 Governmental Authority: means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     1.60 Hazardous Substances; means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
     1.61 Holdout Lender : shall have the meaning set forth in Section 13.30.
     1.62 Indemnified Agency Parties: shall have the meaning set forth in Section 13.17.
     1.63 Indemnified Parties: shall have the meaning set forth in Section 11.1.
     1.64 Individual Term Loan Commitment: means with respect to any Syndication Party, the amount shown as its Individual Term Loan Commitment on Schedule 1 hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 13.25 hereof.
     1.65 Individual Outstanding Term Loan Obligation: means with respect to any Syndication Party, the sum of (a) the aggregate outstanding principal amount of the Term Loan Advance made by such Syndication Party, or (b) such Syndication Party’s Committed Term Loan Advance.
     1.66 Individual Term Loan Pro Rata Share: means with respect to any Syndication Party a fraction, determined from time to time, expressed as a percentage (rounded to 9 decimal points), where the numerator is such Syndication Party’s Individual Term Loan Commitment and the denominator is the Aggregate Term Loan Commitment.
     1.67 Intellectual Property: shall have the meaning set forth in Section 7.18.

     1.68 Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any assets, goods or services not in the ordinary course of business, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.
     1.69 Licensing Laws: shall have the meaning set forth in Section 7.4.
     1.70 Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset).
     1.71 Loans: shall mean all Quoted Rate Loans outstanding at any time.
     1.72 Loan Documents: this Credit Agreement and the Notes.
     1.73 Material Adverse Effect: means a material adverse effect on (a) the financial condition, results of operation, business or property of Borrower; or (b) on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents; or (c) on the ability of the Administrative Agent or the Syndication Parties to enforce their rights and remedies against Borrower under the Loan Documents.
     1.74 Material Agreements: all agreements of Borrower, the termination or breach of which, based upon Borrower’s knowledge as of the date of making any representation with respect thereto, would have a Material Adverse Effect.
     1.75 Multiemployer Plan: means a Plan meeting the definition of a “multiemployer plan” in Section 3(37) of ERISA.
     1.76 Not Used.
     1.77 Non-US Lender: shall have the meaning set forth in Section 13.29.

     1.78 Note or Notes: the Term Loan Notes and all amendments, renewals, substitutions and extensions thereof.
     1.79 OFAC: shall have the meaning set forth in Section 9.15.
     1.80 Operating Lease: means any lease of property (whether real, personal or mixed) by a Person under which such Person is lessee, other than a Capital Lease.
     1.81 Organization Documents: in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement.
     1.82 Other List: shall have the meaning set forth in Section 9.15.
     1.83 Payment Account: shall have the meaning set forth in Section 13.9.
     1.84 Payment Distribution: shall have the meaning set forth in Section 13.9.
     1.85 PBGC: shall have the meaning set forth in Section 7.10.
     1.86 Permitted Encumbrance: shall have the meaning set forth in Section 10.3.
     1.87 Person: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, government or governmental agency (whether national, federal, state, provincial, country, city, municipal or otherwise, including without limitation, and instrumentality, division, agency, body or department thereof), or other entity.
     1.88 Plan: means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower or any Subsidiary or any ERISA Affiliate or with respect to which Borrower or any Subsidiary or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.
     1.89 Platform: shall have the meaning set forth in Subsection 14.16.2.
     1.90 Potential Default: any event, other than an event described in Section 12.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.
     1.91 Prohibited Transaction: means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.
     1.92 Quoted Rate: means a fixed rate of interest determined and quoted by the Administrative Agent in its sole and absolute discretion from time to time at the request of Borrower, which may not necessarily be the lowest rate at which the Administrative Agent or any of the Syndication Parties loans funds at that time.
     1.93 Quoted Rate Loan: shall have the meaning set forth in Subsection 3.1.1.

     1.94 Quoted Rate Period: shall have the meaning set forth in Subsection 3.1.1.
     1.95 Not Used
     1.96 Regulatory Change: shall have the meaning set forth in Section 14.12.
     1.97 Replacement Lender: shall have the meaning set forth in Section 13.30.
     1.98 Reportable Event: means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.
     1.99 Required Lenders: shall mean Syndication Parties (including Voting Participants) whose aggregate Individual Term Loan Commitments constitute fifty-one percent (51.0%) or more of the Aggregate Term Loan Commitment; provided however, if fewer than three Syndication Parties (including Voting Participants) hold fifty-one percent (51.0%) or more of the Aggregate Term Loan Commitment, then the number of Syndication Parties (including Voting Participants) which shall constitute the Required Lenders shall be not less than (i) all of the Syndication Parties (including Voting Participants) if there are only one or two Syndication Parties (including Voting Participants), or (ii) three of the Syndication Parties (including Voting Participants) if there are three or more Syndication Parties (including Voting Participants) and two of them together hold fifty-one percent (51.0%) or more of the Aggregate Term Loan Commitment. Pursuant to Section 13.26 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders.
     1.100 Required License: shall have the meaning set forth in Section 7.9.
     1.101 Restricted Subsidiary: shall mean those Subsidiaries identified on Exhibit 1.101 hereto, as it may be amended from time to time with the prior written consent of Borrower, the Administrative Agent and the Required Lenders.
     1.102 Revolving Loan Credit Agreement: shall mean that certain Credit Agreement (Revolving Loan) dated as of May 18, 2006 by and between Borrower and CoBank, as administrative agent for all syndication parties thereunder, and as a syndication party thereunder, and the other syndication parties set forth on the signature pages thereto, as amended from time to time.
     1.103 SDN List: shall have the meaning set forth in Section 9.15.
     1.104 Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof, or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity, with respect to which such Person, (i) directly or indirectly owns more than fifty percent (50%) of the equity interest thereof, or (ii) directly or indirectly owns an equity interest in an amount sufficient to control the management thereof. All of Borrower’s Subsidiaries owned as of the Closing Date are set forth on Exhibit 1.104 hereto.

     1.105 Successor Agent: such Person as may be appointed as successor to the rights and duties of the Administrative Agent as provided in Section 13.20 of this Credit Agreement.
     1.106 Syndication Acquisition Agreement: shall have the meaning set forth in Section 13.25.
     1.107 Syndication Interest: shall have the meaning set forth in Section 13.1.
     1.108 Syndication Parties: shall mean those entities listed on Schedule 1 hereto as having an Individual Term Loan Commitment, and such Persons as shall from time to time execute a Syndication Acquisition Agreement substantially in the form of Exhibit 13.25 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 13.25 hereof, and to become a Syndication Party hereunder.
     1.109 Syndication Party Advance Date: shall have the meaning set forth in Section 13.2.
     1.110 Term Loan Note(s): shall have the meaning set forth in Section 2.3.
     1.111 Term Loan Advance: shall have the meaning set forth in Section 2.1.
     1.112 Term Loan: means the loan made pursuant to Article 2 of this Credit Agreement.
     1.113 Term Loan Maturity Date: means December 15, 2017.
     1.114 Transfer: shall have the meaning set forth in Section 13.25.
     1.115 USA Patriot Act: shall have the meaning set forth in Section 7.24.1.
     1.116 Voting Participant : shall have the meaning set forth in Section 13.26.
     1.117 Wire Instructions: shall have the meaning set forth in Section 13.27.
ARTICLE 2. TERM LOAN
     2.1 Term Loan. On the terms and conditions set forth in this Credit Agreement, each of the Syndication Parties severally agrees to advance funds hereunder to Borrower on or about the Closing Date in an aggregate principal amount of $150,000,000 (“Term Loan Advance”), and Borrower agrees that its execution of this Credit Agreement shall constitute its request for the Term Loan Advance.
     2.2 Borrowing Notice. With respect to the Term Loan Advance (which the Syndication Parties shall provide automatically on or about the Closing Date), Borrower shall confirm that the Quoted Rate Period shall be ten (10) years. The Administrative Agent will make such Term Loan Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.
     2.3 Promissory Note. Borrower’s obligations to each Syndication Party under the Term Loan, including Borrower’s payment obligations with respect to all Term Loan Advances made by each Syndication Party shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in substantially the form of Exhibit 2.3 hereto duly completed, in the stated maximum principal amount equal to such Syndication Party’s Individual Term Loan Commitment, payable to such Syndication Party for the account of its Applicable Lending Office, and maturing as to principal on the Term Loan Maturity Date (each a “Term Loan Note” and collectively, the “Term Loan Notes”).
     2.4 Syndication Party Records. Each Syndication Party shall record on its books and records the amount of the Term Loan Advance which it funds, the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Syndication Party’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay as principal more than the principal amount of the Term Loan Advance made by the Syndication Parties.
     2.5 Use of Proceeds. The proceeds of the Term Loan Advance will be used by Borrower to fund working capital requirements and for general corporate purposes, and Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.
     2.6 Syndication Party Funding Failure. The failure of any Syndication Party to fund its Funding Share of the Term Loan Advance to be made by it on the date specified for such Advance shall not relieve any other Syndication Party of its obligation (if any) to fund its Funding Share of any Advance on such date, but no Syndication Party shall be responsible for the failure of any other Syndication Party to make any Advance to be made by such other Syndication Party.
ARTICLE 3. INTEREST
     3.1 Interest. Interest on all Loans shall be calculated as follows:
          3.1.1 Quoted Rate. At the request of Borrower in a Borrowing Notice all of the outstanding principal balance under the Term Loan Notes shall bear interest at the initial Quoted Rate (a “Quoted Rate Loan”). The Borrowing Notice must confirm that the entire principal amount of the Term Loan is to bear interest at the Quoted Rate for a period of ten (10) years (“Quoted Rate Period”).
     3.2 Default Interest Rate. All past due payments on the Notes or of any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.
     3.3 Interest Calculation. Interest shall be calculated on the actual number of days that the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days. In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.

ARTICLE 4. PAYMENTS; FUNDING LOSSES
     4.1 Principal Payments. Principal shall be payable under the Term Loan in equal semiannual installments of Fifteen Million Dollars ($15,000,000) on June 15 and December 15 of each year or the next succeeding Banking Day commencing on June 15, 2013, and in any event all principal payable under the Term Loan shall be paid on or before the Term Loan Maturity Date, provided that prepayments may be made only as provided in Section 4.5 hereof.
     4.2 Interest Payments. Interest owing under the Term Loan (a) shall be payable semiannually in arrears on December 15 and June 15 of each year or the next succeeding Banking Day; and (b) any interest then accrued and unpaid shall be payable on the Term Loan Maturity Date.
     4.3 Application of Principal Payments. Principal prepayments under the Term Loan shall be applied to the most remote installment of principal due and unpaid. Upon the occurrence and during the continuance of an Event of Default or Potential Default, all payments shall be applied, first to fees, second to interest, third to principal, and last to any other Bank Debt.
     4.4 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made to the Administrative Agent (a) in immediately available federal funds, to be received no later than 1:00 P.M. Central time of the Banking Day on which such payment is due (or the following Banking Day if such date is not a Banking Day) by wire transfer through Federal Reserve Bank, Kansas City, as provided in the Wire Instructions (or to such other account as the Administrative Agent may designate by notice).
          4.4.1 Payments to Be Free and Clear. All sums payable by Borrower under this Credit Agreement and the other Loan Documents shall be paid without setoff or counterclaim and free and clear of, and without any deduction or withholding on account of, any tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment (excluding taxes imposed on or measured by the net income or net profits of the recipient of such payment, and franchise taxes imposed in lieu thereof).
          4.4.2 Grossing-up of Payments. If Borrower or any other Person is required by law to make any deduction or withholding on account of any such tax from any sum paid or payable by Borrower to the Administrative Agent or any Syndication Party under any of the Loan Documents:
               (a) Borrower shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it;
               (b) Borrower shall pay any such tax when such tax is due, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Syndication Party, as the case may be) on behalf of and in the name of the Administrative Agent or such Syndication Party;
               (c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Syndication Party, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and
               (d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any tax which it is required by clause (b) above to pay, Borrower shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;
provided that no such additional amount shall be required to be paid to any Syndication Party under clause (c) above except to the extent that any change after the date on which such Syndication Party became a Syndication Party in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date on which such Syndication Party became a Syndication Party, in respect of payments to such Syndication Party
     4.5 Voluntary Prepayments. Borrower shall have the right to prepay all or any part of the outstanding principal balance under the Loans at any time, provided that partial pre-payments shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 on any Banking Day; provided that (a) Borrower must provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, (b) Borrower must, at the time of making such prepayment, pay all accrued but unpaid interest and all Funding Losses applicable to such prepayment, and (c) Borrower must, at the time of making such prepayment, pay all accrued but unpaid interest and all Funding Losses applicable to such prepayment.
     In the event of any payment of any Loans before the expiration of the applicable Quoted Rate Period, whether voluntary or mandatory, and including on account of acceleration, Borrower must, at the time of making such payment, pay all accrued but unpaid interest and all Funding Losses applicable to such payment. “Funding Losses” shall be determined on an individual Syndication Party basis as the amount which would result in such Syndication Party being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Syndication Party to fund or maintain such Loan incurred by such Syndication Party as a result of such payment (regardless of whether the Syndication Party actually funded with such deposits); provided that such amount shall in no event be less than $300.00 with respect to any Syndication Party. In the event of any such payment, each Syndication Party which had funded the Loan being paid shall, promptly after being notified of such payment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile setting forth the amount of attributable Funding Losses and the method of calculating the same. The Administrative Agent shall notify Borrower orally or in writing of the amount of such Funding Losses. A determination by a Syndication Party as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

     The term “Make-Whole Amount” means, with respect to any Loan, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Prepaid Principal of such Loan over the amount of such Prepaid Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Prepaid Principal” means, with respect to any Loan, the principal of such Loan that is to be prepaid voluntarily or has become or is declared to be immediately due and payable.
     “Discounted Value” means, with respect to the Prepaid Principal of any Loan, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Prepaid Principal from their respective scheduled due dates to the Settlement Date with respect to such Prepaid Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Loans is payable) equal to the Reinvestment Yield with respect to such Prepaid Principal.
     “Reinvestment Yield” means, with respect to the Prepaid Principal of any Loan, 0.50% plus the yield to maturity calculated by using (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date on screen “PX 1” on the Bloomberg Financial Market Service (or such other display on the Bloomberg Financial Market Service as may be agreed upon by the Company and the Required Holders having the same information if “PX-1” is replaced by Bloomberg Financial Market Service) for the most recently issued, actively traded, on-the-run benchmark U.S. Treasury securities, having a maturity equal to the Remaining Average Life of such Prepaid Principal as of such Settlement Date or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Prepaid Principal as of such Settlement Date. In either case, the yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly on a straight line basis between (1) the applicable U.S. Treasury security with the maturity closest to and greater than the Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than the Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Loan.
     “Remaining Average Life” means, with respect to any Prepaid Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Prepaid Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Prepaid Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Prepaid Principal and the scheduled due date of such Remaining Scheduled Payment.

     “Remaining Scheduled Payments” means, with respect to the Prepaid Principal of any Loan, all payments of such Prepaid Principal and interest thereon that would be due after the Settlement Date with respect to such Prepaid Principal if no payment of such Prepaid Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Loans, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.
     “Settlement Date” means, with respect to the Prepaid Principal of any Loan, the date on which such Prepaid Principal is to be prepaid pursuant or has become or is declared to be immediately due and payable.
     4.6 Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest payments on the Term Loan Advance among the Syndication Parties in accordance with their Individual Term Loan Pro Rata Share.
ARTICLE 5. BANK EQUITY INTERESTS
     Borrower agrees to purchase such equity interests in CoBank (“Bank Equity Interests”) as CoBank may from time to time require in accordance with its bylaws and capital plans as applicable to cooperative borrowers generally. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of the following with respect to CoBank (a) the bylaws, (b) a written description of the terms and conditions under which the Bank Equity Interests are issued, (c) the most recent annual report, and if more recent than the latest annual report, the latest quarterly report. CoBank reserves the right to sell participations under the provisions of Section 13.25 on a non-patronage basis.
ARTICLE 6. SECURITY
     The obligations of Borrower under this Credit Agreement shall be unsecured, except the statutory lien in favor of CoBank, but not any other Syndication Parties, in the Bank Equity Interests.
ARTICLE 7. REPRESENTATIONS AND WARRANTIES
     To induce the Syndication Parties to make the Loans and recognizing that the Syndication Parties and the Administrative Agent are relying thereon, Borrower represents and warrants as follows:
     7.1 Organization, Good Standing, Etc. Borrower: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) qualifies as a cooperative association under the laws of its state of incorporation; (c) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (d) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party. Each

Subsidiary: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (c) has all authority and all requisite corporate and legal power to own and operate its assets and to carry on its business.
     7.2 Corporate Authority, Due Authorization; Consents. Borrower has taken all corporate action necessary to execute, deliver and perform its obligations under the Loan Documents to which it is a party and to pay off all amounts owing under the Existing Credit Agreement. All consents or approvals of any Person which are necessary for, or are required as a condition of Borrower’s execution, delivery and performance of and under the Loan Documents, have been obtained.
     7.3 Litigation. Except as described on Exhibit 7.3 hereto, there are no pending legal or governmental actions, proceedings or investigations to which Borrower or any Subsidiary is a party or to which any property of Borrower or any Subsidiary is subject which might reasonably be expected to result in any Material Adverse Effect and, to Borrower’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.
     7.4 No Violations. The execution, delivery and performance of its obligations under the Loan Documents will not: (a) violate any provision of Borrower’s articles of incorporation or bylaws, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”).
     7.5 Binding Agreement. Each of the Loan Documents to which Borrower is a party is, or when executed and delivered, will be, the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.
     7.6 Compliance with Laws. Borrower and each Subsidiary are in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance could reasonably be expected to result in a Material Adverse Effect.
     7.7 Principal Place of Business; Place of Organization. Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 9.1 hereof are kept, is located at 5500 Cenex Drive, Inver Grove Heights,

Minnesota 55077. Borrower is a cooperative corporation formed under the laws of the State of Minnesota.
     7.8 Payment of Taxes. Except as shown on Exhibit 7.8 hereto, Borrower and each Subsidiary have filed all required federal, state and local tax returns and have paid all taxes as shown on such returns as they have become due, and have paid when due all other taxes, assessments or impositions levied or assessed against Borrower or any Subsidiary, or their business or properties, except where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Exhibit 7.8 specifically indicates all such taxes, if any, which are subject to a Good Faith Contest.
     7.9 Licenses and Approvals. Borrower and each Subsidiary have ownership of, or license to use, or have been issued, all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. No consent, permission, authorization, order, or license of any governmental authority, is necessary in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party except such as have been obtained and are in full force and effect.
     7.10 Employee Benefit Plans. Exhibit 7.10 sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan that is maintained by Borrower or any of its Subsidiaries or in which Borrower or any of its Subsidiaries participates or to which Borrower or any of its Subsidiaries is obligated to contribute, in each case as of the Closing Date. Borrower and its Subsidiaries are in compliance in all material respects with the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), to the extent applicable to them, and have not received any notice to the contrary from the Pension Benefit Guaranty Corporation (“PBGC”).
     7.11 Equity Investments. Borrower does not now own any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at $5,000,000 or more, other than: (a) the Bank Equity Interests, and (b) as set forth on Exhibit 7.11.
     7.12 Title to Real and Personal Property. Borrower and each Subsidiary have good and marketable title to, or valid leasehold interests in, all of their material properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements of the Borrower and its Subsidiaries referred to in Section 7.13 hereof, except (a) any properties or assets disposed of in the ordinary course of business, and (b) for defects in title and encumbrances which could not reasonably be expected to result in a Material Adverse Effect; and none of the properties of Borrower or any Consolidated Subsidiary are subject to any Lien, except as permitted by Section 10.3 hereof. All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of Borrower and each Subsidiary which constitute Material Agreements are in full force and effect and afford Borrower or such Subsidiary peaceful and undisturbed possession of the subject matter thereof.
     7.13 Financial Statements. The consolidated balance sheets of Borrower and its Subsidiaries as of August 31, 2007, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Year then ended, and the accompanying footnotes, together with the unqualified opinion thereon of PricewaterhouseCoopers LLP, independent certified public accountants, copies of which have been furnished to the Administration Agent and the Syndication Parties, fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of the consolidated operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied. Since August 31, 2007, there has been no material adverse change in the financial condition, results of operations, business or prospects of Borrower or any of its Subsidiaries. As of the Closing Date, there are no liabilities of Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since August 31, 2007. No information, exhibit, or report furnished by Borrower or any of its Subsidiaries to the Administration Agent or the Syndication Parties in connection with the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Administration Agent and/or the Syndication Parties.
     7.14 Environmental Compliance. Except as set forth on Exhibit 7.14 hereto, Borrower and each Subsidiary have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Exhibit 7.14 hereto, Borrower and each Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
     7.15 Fiscal Year. Each fiscal year of Borrower begins on September 1 of each calendar year and ends on August 31 of the following calendar year.
     7.16 Material Agreements. Neither Borrower nor, to Borrower’s knowledge, any other party to any Material Agreement, is in default thereunder, and no facts exist which with the giving of notice or the passage of time, or both, would constitute such a default.

     7.17 Regulations U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
     7.18 Trademarks, Tradenames, etc. Borrower owns or licenses all patents, trademarks, trade names, service marks and copyrights (collectively, “Intellectual Property”) that it utilizes in its business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect on Borrower. Borrower is not a licensee under any written license for any patent, trademark, tradename, service mark or copyright other than shrinkwrap licenses for “off-the-shelf” software used by Borrower in the conduct of its business. The Intellectual Property is in full force and effect, and Borrower has taken or caused to be taken all action, necessary to maintain the Intellectual Property in full force and effect and has not taken or failed to take or cause to be taken any action which, with the giving of notice, or the expiration of time, or both, could result in any such Intellectual Property being revoked, invalidated, modified, or limited.
     7.19 No Default on Outstanding Judgments or Orders. Borrower and each Subsidiary have satisfied all judgments and Borrower and each Subsidiary are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
     7.20 No Default in Other Agreements. Neither Borrower nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any certificate of incorporation or corporate restriction which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect. Neither Borrower nor any Subsidiary is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     7.21 Acts of God. Neither the business nor the properties of Borrower or any Subsidiary are currently affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) which has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
     7.22 Governmental Regulation. Neither Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.
     7.23 Labor Matters and Labor Agreements. Except as set forth in Exhibit 7.23 hereto: (a) As of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time. (b) There is no organizing activity involving Borrower pending or, to Borrower’s knowledge, threatened by any labor union or group of employees. (c) There are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition. (d) There are no complaints or charges against Borrower pending or, to Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual. (e) There are no strikes or other labor disputes against Borrower that are pending or, to Borrower’s knowledge, threatened. (f) Hours worked by and payment made to employees of Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters. The representations made in clauses (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.
     7.24 Anti-Terrorism Laws.
          7.24.1 Violation of Law. Neither the Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“USA Patriot Act”).
          7.24.2 Classification. Neither Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:
               (a) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (b) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
               (c) a Person or entity with which any Syndication Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
               (d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
               (e) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

          7.24.3 Conduct of Business. Neither Borrower nor to the knowledge of Borrower, any of its brokers or other agents acting in any capacity in connection with the Loans (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) of Subsection 7.24.2 above, (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     7.25 Disclosure. The representations and warranties contained in this Article 10 and in the other Loan Documents or in any financial statements provided to the Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions.
ARTICLE 8. CONDITIONS TO ADVANCES
     8.1 Conditions to Closing. The obligation of the Syndication Parties to make Loans hereunder are subject to satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties (except that satisfaction of Subsection 8.1.6 shall be determined in the reasonable discretion of the Administrative Agent and the Syndication Parties), of each of the following conditions precedent:
          8.1.1 Loan Documents. The Administrative Agent shall have received duly executed originals of the Loan Documents.
          8.1.2 Approvals. The Administrative Agent shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower, necessary for, or required as a condition of the validity and enforceability of the Loan Documents to which it is a party.
          8.1.3 Organizational Documents. The Administrative Agent shall have received: (a) good standing certificate, dated no more than thirty (30) days prior to the Closing Date, for Borrower for its state of incorporation; (b) a copy of the articles of incorporation of Borrower certified by the Secretary of State of its state of organization; and (c) a copy of the bylaws of Borrower, certified as true and complete by the Secretary or Assistant Secretary of Borrower.
          8.1.4 Evidence of Corporate Action. The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent: (a) documents evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Loan Documents to which it is a party, certified to be true and correct by the Secretary or Assistant Secretary of Borrower; and (b) a certificate of the Secretary or Assistant Secretary of Borrower, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.
          8.1.5 Evidence of Insurance. Borrower shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all insurance required to be maintained by it under the Loan Documents.
          8.1.6 Appointment of Agent for Service. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that Borrower has appointed The Corporation Company to serve as its agent for service of process at their Denver, Colorado office (presently at 1675 Broadway), and that The Corporation Company has accepted such appointment by Borrower.
          8.1.7 No Material Change. No change shall have occurred in the condition or operations of Borrower since August 31, 2007 which could reasonably be expected to result in a Material Adverse Effect.
          8.1.8 Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds the fees as set forth in the Fee Letter dated November 7, 2007 from CoBank and acknowledged by Borrower, and all expenses owing pursuant to Section 14.1 hereof.
          8.1.9 Bank Equity Interest Purchase Obligation. Borrower shall have purchased such Bank Equity Interests as CoBank may require pursuant to Article 5 hereof.
          8.1.10 Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Administrative Agent and each of the present and future Syndication Parties, covering such matters as the Administrative Agent may reasonably require.
          8.1.11 Further Assurances; No Default. Borrower shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request. No Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the Advance requested shall not result in an Event of Default or Potential Default, and without limitation, the representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the date on which the Advance is to be made.
ARTICLE 9. AFFIRMATIVE COVENANTS
     From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make any Advance hereunder, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent and the Syndication Parties:
     9.1 Books and Records. Borrower shall at all times keep, and cause each Subsidiary to keep, proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.
     9.2 Reports and Notices. Borrower shall provide to the Administrative Agent the following reports, information and notices:

          9.2.1 Annual Financial Statements. As soon as available, but in no event later than one hundred and twenty (120) days after the end of any Fiscal Year of Borrower occurring during the term hereof one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for the Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by PricewaterhouseCoopers, or other independent public accountants of nationally recognized standing selected by the Borrower and satisfactory to the Administrative Agent. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Annual Report on Form 10-K as prepared and filed in accordance with the requirements of the Securities Exchange Commission shall be deemed to satisfy the requirements of this Subsection if accompanied by the required unqualified accountant’s certification. Such annual financial statements or Form 10-K’s required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent.
          9.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter (except the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements or other information concerning the operations of Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Delivery to the Administrative Agent within the time period specified above of copies of Borrower’s Quarterly Report on Form 10-Q as prepared and filed in accordance with the requirements of the Securities Exchange Commission shall be deemed to satisfy the requirements of this Subsection other than clause (d) hereof. Such quarterly financial statements or Form 10-Q’s required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent (subject to normal year end adjustments).
          9.2.3 Notice of Default. As soon as the existence of any Event of Default or Potential Default becomes known to any officer of Borrower, prompt written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.
          9.2.4 ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of Borrower’s Chief Financial Officer setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this subsection (6) unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the Subsidiaries in excess of ten million dollars ($10,000,000).
          9.2.5 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to require Borrower or any Subsidiary to have to pay or deliver assets having a value of ten million dollars ($10,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Effect.
          9.2.6 Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted or could reasonably be expected to result in, a Material Adverse Effect.
          9.2.7 Notice of Environmental Proceedings. Without limiting the provisions of Subsection 9.2.5 hereof, promptly after Borrower’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Laws, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
          9.2.8 Regulatory and Other Notices. Promptly after Borrower’s receipt thereof, copies of any notices or other communications received from any Governmental Authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.
          9.2.9 Adverse Action Regarding Required Licenses. As soon as Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower’s knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, prompt written notice thereof and Borrower shall contest any such action in a Good Faith Contest.
          9.2.10 Budget. Promptly upon becoming available and in any event within thirty (30) days after the beginning of each Fiscal Year, a copy of the Annual Operating Budget for the next succeeding Fiscal Year and for each of the following two Fiscal Years approved by Borrower’s board of directors, together with the assumptions and projections on which such budget is based and a copy of forecasts of operations and capital expenditures (including investments) for each Fiscal Year. In addition, if any material changes are made to such budget or projections or forecasts during the year, then Borrower will furnish copies to the Administrative Agent of any such changes promptly after such changes have been approved.
          9.2.11 Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any

Subsidiary as the Administrative Agent or any Syndication Party may from time to time reasonably request.
     9.3 Maintenance of Existence and Qualification. Borrower shall, and shall cause each Subsidiary to, maintain its corporate existence in good standing under the laws of its state of organization. Borrower shall, and shall cause each Subsidiary to, qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect.
     9.4 Compliance with Legal Requirements and Agreements. Borrower shall, and shall cause each Subsidiary to: (a) comply with all laws, rules, regulations and orders applicable to Borrower (or such Subsidiary, as applicable) or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or any Subsidiary, as applicable) is a party or by which it or any of its (or any Subsidiary, or any of such Subsidiary’s, as applicable) property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute an Event of Default unless such failure could reasonably be expected to have a Material Adverse Effect.
     9.5 Compliance with Environmental Laws. Without limiting the provisions of Section 9.4 of this Credit Agreement, Borrower shall, and shall cause Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower (or any Subsidiary, as applicable) to comply with, all Environmental Laws, the failure to comply with which would have a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest.
     9.6 Taxes. Borrower shall pay or cause to be paid, and shall cause each Subsidiary to pay, when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or Subsidiary’s, as applicable) employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest and Borrower has established adequate reserves therefor in accordance with GAAP.
     9.7 Insurance. Borrower shall maintain, and cause each Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that Borrower may, to the extent permitted by Law, provide for appropriate self-insurance with respect to workers’ compensation. At the request of Administrative Agent, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to the Administrative Agent. All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to Borrower prior to any cancellation for non-payment of premiums and at least forty-five (45) days’ notice to Borrower of cancellation for any other reason or of non-renewal. With respect to all such insurance policies, Borrower shall provide the Administrative Agent with

(a) within ten (10) days after obtaining such knowledge, written notice of any material modification of which it has knowledge; and (b) one or more certificates of insurance which shall include the agreement of the broker/insuror representative providing such certificates to provide to the Administrative Agent at least ten (10) days’ notice prior to any cancellation of any such insurance policies for non-payment of premiums and at least forty-five (45) days’ notice prior to cancellation of any such insurance policies for any other reason, and of non-renewal or material modification of any such insurance policies. No later than forty (40) days prior to expiration, Borrower shall give the Administrative Agent (x) satisfactory written evidence of renewal of all such policies with premiums paid, or (y) a written report as to the steps being taken by Borrower to renew or replace all such policies, provided that notwithstanding the receipt of such written report, the Administrative Agent may at any time thereafter give Borrower written notice to provide the Administrative Agent with such evidence as described in clause (x), in which case Borrower must do so within ten (10) days of such notice. Borrower agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.
     9.8 Maintenance of Properties. Borrower shall maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     9.9 Payment of Liabilities. Borrower shall pay, and shall cause its Subsidiaries to pay, all liabilities (including, without limitation: (a) any indebtedness for borrowed money or for the deferred purchase price of property or services; (b) any obligations under leases which have or should have been characterized as Capital Leases; and (c) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases) as they become due beyond any period of grace under the instrument creating such liabilities, unless (with the exception of the Bank Debt) (a) the failure to pay such liabilities within such time period could not reasonably be expected to result in a Material Adverse Effect, or (b) they are contested in good faith by appropriate actions or legal proceedings, Borrower establishes adequate reserves therefor in accordance with GAAP, and such contesting will not result in a Material Adverse Effect.
     9.10 Inspection. Borrower shall permit, and cause its Subsidiaries to permit, the Administrative Agent or any Syndication Party or their agents, during normal business hours or at such other times as the parties may agree, to inspect the assets and operations of Borrower and its Subsidiaries and to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss the affairs, finances, operations, and accounts of Borrower and its Subsidiaries with their respective officers, directors, employees, and independent certified public accountants (and by this provision Borrower authorizes said accountants to discuss with the Administrative Agent or any Syndication Party or their agents the finances and affairs of Borrower); provided, that, in the case of each meeting with the independent accountants Borrower is given an opportunity to have a representative present at such meeting.

     9.11 Required Licenses; Permits; Intellectual Property; Etc. Borrower shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Subsidiaries to obtain and maintain in full force and effect, all Required Licenses and Intellectual Property as appropriate for the business being conducted and properties owned by Borrower or such Subsidiaries at any given time.
     9.12 ERISA. Borrower shall make or cause to be made, and cause each Subsidiary to make or cause to be made, all payments or contributions to all Borrower Pension Plans covered by Title IV of ERISA, which are necessary to enable those Borrower Pension Plans to continuously meet all minimum funding standards or requirements.
     9.13 Maintenance of Commodity Position. Borrower shall protect its commodity inventory holdings or commitments to buy or sell commodities against adverse price movements, including the taking of equal and opposite positions in the cash and futures markets, to minimize losses and protect margins in commodity production, storage, processing and marketing as is recognized as financially sound and reputable by prudent business persons in the commodity business.
     9.14 Financial Covenants. Borrower shall maintain the following financial covenants:
          9.14.1 Consolidated Funded Debt to Consolidated Cash Flow. Borrower shall have at all times and measured as of the end of each Fiscal Quarter, a ratio of Consolidated Funded Debt divided by Consolidated Cash Flow of no greater than 3.00 to 1.00 as measured on the previous consecutive four Fiscal Quarters.
          9.14.2 Adjusted Consolidated Funded Debt to Consolidated Members’ and Patrons’ Equity. Borrower shall not permit the ratio of Adjusted Consolidated Funded Debt to Consolidated Members’ and Patrons’ Equity to exceed at any time .80 to 1.00.
     9.15 Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Borrower that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of Borrower, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law, or the Loans made by the Syndication Parties would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, indirect interest, of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

     9.16 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, none of the funds of Borrower, that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.
ARTICLE 10. NEGATIVE COVENANTS
     From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make any Advance hereunder, Borrower agrees that it will observe and comply with the following covenants:
     10.1 Borrowing. Borrower covenants that it will not, and will not permit any of its Consolidated Subsidiaries to, directly or indirectly, create, issue, incur or assume any Priority Debt if after giving effect thereto the aggregate outstanding principal amount of all Priority Debt would exceed 20% of Consolidated Net Worth at the time of such creation, issuance, incurrence or assumption. “Priority Debt” means, at any time, without duplication, the sum of (a) all then outstanding Debt of Borrower or any Consolidated Subsidiary secured by any Lien on any property of Borrower or any Consolidated Subsidiary (other than Debt secured only by Liens permitted under paragraphs (a) through (i) of Section 10.3), plus (b) all Funded Debt of Consolidated Subsidiaries of Borrower. “Consolidated Net Worth” means as of any date, total equity of Borrower and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
     10.2 No Other Businesses. Borrower shall not engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, or (c) which are not substantially different from or are related to its present business activities or operations.
     10.3 Liens. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following Liens (“Permitted Encumbrances”):
     (a) Liens for taxes, assessments or other governmental charges or levies securing obligations not overdue, or if overdue, being actively contested in good faith by appropriate proceedings that will prevent the forfeiture or sale of any property, provided that adequate reserves are established in accordance on the books of Borrower or a Consolidated Subsidiary of Borrower in accordance with GAAP;
     (b) attachment, judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Lien(s) is effectively stayed and the claims secured thereby are being actively contested in good faith in such manner that the property subject to such Lien(s) is not subject to forfeiture or sale, and further provided that adequate reserves are established on the books of Borrower or a Consolidated Subsidiary of Borrower in accordance with GAAP;

     (c) Liens incidental to the normal conduct of the business of Borrower or a Consolidated Subsidiary of Borrower or to the ownership by Borrower or a Consolidated Subsidiary of its property which were not incurred in connection with the borrowing of money or the obtaining of credit or advances and which do not in the aggregate materially detract from the value of the property of Borrower or any Consolidated Subsidiary of Borrower for the purpose of such business or materially impair the use thereof in the operation of the business of Borrower or any Consolidated Subsidiary of Borrower, including, without limitation, Liens
     (i) in connection with workers’ compensation, unemployment insurance, social security and other like laws,
     (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and performance bonds (of a type other than set forth in Section 10.3(b)), bids, leases (other than Capital Leases), purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property,
     (iii) to secure the claims or demands of materialmen, mechanics, carriers, warehousemen, vendors, repairmen, landlords, lessors and other like Persons, arising in the ordinary course of business, and
     (iv) in the nature of reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property;
     provided that any amounts secured by such Liens are not yet due and payable.
     (d) Liens existing as of the date of this Agreement;
     (e) any Lien renewing, extending or refunding any Lien permitted by clause (d) of this Section 10.3, provided that (a) the principal amount of the Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (b) such Lien is not extended to any other property, and (c) immediately after such extension, renewal or refunding no Event of Default would exist;
     (f) Liens on property of Borrower or any of its Consolidated Subsidiaries securing Debt owing to Borrower or to any of its Consolidated Subsidiaries;
     (g) any Lien created to secure all or any part of the purchase price or cost of construction, or to secure Debt incurred or assumed to pay all or a part of the purchase price or cost of construction, of any property (or any improvement thereon) acquired or constructed by Borrower or a Consolidated Subsidiary of Borrower after the date of this Credit Agreement, provided that
     (i) no such Lien shall extend to or cover any property other than the property (or improvement thereon) being acquired or constructed or rights relating solely to such item or items of property (or improvement thereon),

     (ii) the principal amount of Debt secured by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to Borrower or such Consolidated Subsidiary of the property (or improvement thereon) being acquired or constructed or (B) the “Fair Market Value” (defined as , the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell, respectively) (as determined in good faith by Borrower) of such property, determined at the time of such acquisition or at the time of substantial completion of such construction, and
     (iii) such Lien shall be created contemporaneously with, or within 180 days after, the acquisition or completion of construction of such property (or improvement thereon);
     (h) any Lien existing on property acquired by Borrower or any Consolidated Subsidiary of Borrower at the time such property is so acquired (whether or not the Debt secured thereby is assumed by Borrower or such Consolidated Subsidiary) or any Lien existing on property of a Person immediately prior to the time such Person is merged into or consolidated with Borrower or any Consolidated Subsidiary of Borrower, provided that
     (i) no such Lien shall have been created or assumed in contemplation of such acquisition of property or such consolidation or merger,
     (ii) such Lien shall extend only to the property acquired or the property of such Person merged into or consolidated with Borrower or Consolidated Subsidiary which was subject to such Lien as of the time of such consolidation or merger, and
     (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed an amount equal to 100% of the Fair Market Value (as defined above) (as determined in good faith by the board of directors of Borrower or such Consolidated Subsidiary) of the property subject thereto at the time of the acquisition thereof or at the time of such merger or consolidation;
     (i) Liens to CoBank and other cooperatives with respect to equity held by Borrower in such banks or other cooperatives securing Debt, provided that the aggregate Fair Market Value (as defined above) of such equity securing Debt shall not exceed $50,000,000 at any one time; and
     (j) other Liens not otherwise permitted under clause (a) through (i) of this Section 10.3 securing Debt, provided that the existence, creation, issuance, incurrence or assumption of such Debt is permitted under Sections 10.1, 9.14.1 and 9.14.2 hereof.
If, notwithstanding the prohibition contained herein, Borrower shall, or shall permit any of its Consolidated Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (j) of this Section 10.3 (but including any Liens in respect of the Revolving Loan Credit Agreement whether or not permitted by paragraphs (a) — (j) of this Section 10.3), it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Lenders (including intercreditor arrangements providing for the pari passu treatment of the Notes and all such secured Debt) and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. For the avoidance of doubt, Borrower acknowledges that it will not, and will not permit any Consolidated Subsidiary to, secure or grant any Liens in respect of the Revolving Loan Credit Agreement, unless an equal and ratable Lien is granted in respect of the Notes.
     10.4 Sale of Assets. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise, any material part of its now owned or hereafter acquired assets during any twelve (12) month period commencing September 1, 2007 and each September 1 thereafter, except: (a) the sale of inventory, equipment and fixtures disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer necessary or useful for the conduct of its business, and (c) leases of assets to an entity in which Borrower has at least a fifty-percent (50%) interest in ownership, profits, and governance. For purposes of this Section, “material part” shall mean ten percent (10%) or more of the lesser of the book value or the market value of the assets of Borrower or such Consolidated Subsidiary as shown on the balance sheets thereof as of the August 31 immediately preceding each such twelve (12) month measurement period.
     10.5 Merger; Acquisitions; Business Form; Etc. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, or form or create any new Subsidiary, change its business form from a cooperative corporation, or commence operations under any other name, organization, or entity, including any joint venture; provided, however,
               (a) The foregoing shall not prevent any consolidation, acquisition, or merger if after giving effect thereto:
     (i) Borrower and its Consolidated Subsidiaries are permitted to incur at least $1.00 of additional Priority Debt under the provisions of Section 10.1;
     (ii) Borrower is the surviving entity; and
     (iii) No Event of Default or Potential Default shall have occurred and be continuing.
               (b) The foregoing shall not prevent Borrower from forming or creating any new Subsidiary provided such Subsidiary shall not acquire all or substantially all of the assets of any Person except through an acquisition, consolidation, or merger satisfying the requirements of clause (a) of this Section.
     10.6 Transactions With Related Parties. Borrower shall not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary (other than a Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable than would be obtained by Borrower in a comparable arm’s-length transaction with an unrelated Person.

     10.7 Change in Fiscal Year. Borrower shall not change its Fiscal Year from a year ending on August 31 unless required to do so by the Internal Revenue Service, in which case Borrower agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.
     10.8 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) or in the imposition of an excise tax pursuant to Section 4975 of the Code with respect to any Borrower Benefit Plan; (b) engage in or permit any transaction or other event which could result in a “reportable event"( as such term is defined in Section 4043 of ERISA) for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) as of the end of any Fiscal Year, in excess of five percent (5.0%) of the net worth (determined in accordance with GAAP) of Borrower and its Consolidated Subsidiaries, whether or not waived, with respect to any Borrower Pension Plan; (e) fail to make any payments to any Multiemployer Plan that Borrower may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the PBGC.
     10.9 Anti-Terrorism Law. Borrower shall not (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Subsection 7.24.2 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’ compliance with this Section).
ARTICLE 11. INDEMNIFICATION
     11.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold the Administrative Agent and each Syndication Party and their directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents; provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.
     11.2 Indemnification Relating to Hazardous Substances. Borrower shall not locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower, except in accordance with all Environmental Laws; Borrower shall not permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower, except in accordance with Environmental Laws; and Borrower shall comply with all Environmental Laws which are applicable to such property. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 9.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure or conveyance in lieu of foreclosure of a judgment lien; provided that such indemnification as it applies to the exercise by the Administrative Agent or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to, any transferee of the title of the Administrative Agent or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent or any Syndication Party, or anyone claiming by, through or under the Administrative Agent or any Syndication Party or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.
ARTICLE 12. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
     12.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 12.1(f) all amounts owing under the Notes and the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:
               (a) Failure of Borrower to pay (i) when due, whether by acceleration or otherwise, any principal in accordance with this Credit Agreement or the other Loan Documents, or (ii) within five (5) days of the date when due, whether by acceleration or otherwise, any interest or amounts other than principal in accordance with this Credit Agreement or the other Loan Documents.
               (b) Any representation or warranty set forth in any Loan Document, any Borrowing Notice, any financial statements or reports or projections or forecasts, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.
               (c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.7 (only if such default is with respect to the last sentence of such Section), 9.10, 9.14, 9.15, 9.16, 10.1, 10.4, 10.5 or 10.9 of this Credit Agreement.
               (d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.2, 9.4, 9.5, 9.6, 9.7 (except as provided in clause (c) of this Section), 9.8, 9.9, (except as provided in Section 12.1(e)), 9.11, 9.12, 9.13, 10.3, 10.6 or 10.7 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.
               (e) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless and until the aggregate amount owing under obligations with respect to which such failures have occurred and are continuing is at least $10,000,000.00.
               (f) Borrower applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower, and is not withdrawn or dismissed within sixty (60) days thereafter.
               (g) Failure of Borrower to comply with any other provision of this Credit Agreement or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 12.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.
               (h) The entry of one or more judgments in an aggregate amount in excess of $5,000,000.00 against Borrower not stayed, discharged or paid within thirty (30) days after entry.
               (i) The occurrence of an “Event of Default” under the Revolving Loan Credit Agreement.
     12.2 No Advance. The Syndication Parties shall have no obligation to make any Advance if a Potential Default or an Event of Default shall occur and be continuing.
     12.3 Rights and Remedies. In addition to the remedies set forth in Section 12.1 and 12.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise, subject to the provisions of Section 13.7 hereof, all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.
ARTICLE 13. AGENCY AGREEMENT
     13.1 Funding of Syndication Interest. Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Term Loan Advance (“Advance Payment”) as determined pursuant to the terms and conditions contained herein. Each Syndication Party’s interest (“Syndication Interest”) in the Term Loan Advance hereunder shall be without recourse to the Administrative Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to the Administrative Agent or any other Syndication Party.
     13.2 Syndication Parties’ Obligations to Remit Funds. Each Syndication Party agrees to remit its Funding Share of the Term Loan Advance to the Administrative Agent as, and within the time deadlines (“Syndication Party Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Syndication Party prior to the date on which such Syndication Party is to provide funds to the Administrative Agent for an Advance to be made by such Syndication Party that such Syndication Party will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Syndication Party has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Syndication Party shall not have made such funds available to the Administrative Agent by 2:00 P.M. (Central time) on the Banking Day due, such Syndication Party agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (Central time), and until the next Banking Day if payment is not received until after 2:00 P.M.), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If such Syndication Party shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Syndication Party’s Advance for purposes of this Credit Agreement. If such Syndication Party does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such Advance at the time.
     13.3 Syndication Party’s Failure to Remit Funds. If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Funding Share, in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (a) the Delinquent Amount which any Contributing Syndication Party advances shall be treated as a loan to the Delinquent Syndication Party and shall not be counted in determining the Individual Term Loan Obligations of any Contributing Syndication Party, and (b) the Delinquent Syndication Party shall be obligated to pay to the Administrative Agent, for the account of the Contributing Syndication Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) until the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata based on the amount of the Delinquent Amount which each of them

(if more than one) advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 2:00 P.M. (Central time) or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party’s Payment Distribution and any fee distributions or distributions made under Section 13.9 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual Commitments of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount. As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party’s interest in its Notes shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time. For the purposes of calculating interest owed by a Delinquent Syndication Party, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 2:00 P.M. (Central time) shall be deemed to have been received on the next Banking Day.
     13.4 Agency Appointment. Each of the Syndication Parties hereby designates and appoints the Administrative Agent to act as agent to service and collect the Loans and its respective Notes and to take such action on behalf of such Syndication Party with respect to the Loans and such Notes, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent.
     13.5 Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 13.4 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:
          13.5.1 Advice. To solicit the advice and assistance of each of the Syndication Parties and Voting Participants concerning the administration of the Loans and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Syndication Parties or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties, Voting Participants, and the Administrative Agent.
          13.5.2 Documents. To execute, seal, acknowledge, and deliver as the Administrative Agent, all such instruments as may be appropriate in connection with the administration of the Loans and the exercise by the Administrative Agent of its various rights with respect thereto.

          13.5.3 Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Syndication Parties.
          13.5.4 Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Syndication Parties pursuant to Section 13.16 hereof.
          13.5.5 Incidental Powers. To exercise powers reasonably incident to the Administrative Agent’s discharge of its duties enumerated in Section 13.6 hereof.
     13.6 Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:
          13.6.1 Possession of Documents. To safekeep one original of each of the Loan Documents other than the Notes (which will be in the possession of the Syndication Party named as payee therein).
          13.6.2 Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided in Article 4 hereof. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to any Syndication Party hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each Syndication Party on such due date an amount equal to the amount then due such Syndication Party. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, each Syndication Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Syndication Party together with interest thereon, for each day from the date such amount is distributed to such Syndication Party until the date such Syndication Party repays such amount to the Administrative Agent at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate.
          13.6.3 Loan Administration. Subject to the provisions of Section 13.8 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the Loans, including, without limitation: (a) monitor all borrowing activity, Individual Term Loan Commitment balances, and maturity dates of all Quoted Rate Loans; (b) monitor and report Credit Agreement and covenant compliance, and coordinate required credit actions by the Syndication Parties (including Voting Participants where applicable); (c) manage the process for future waivers and amendments if modifications to the Credit Agreement are required; and (d) administer, record, and process all assignments to be made for the current and future Syndication Parties (including the preparation of a revised Schedule 1 to replace the previous Schedule 1).

          13.6.4 Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties and Voting Participants notices and reports provided to the Administrative Agent by Borrower pursuant to Section 9.2 hereof.
     13.7 Action Upon Default. Each Syndication Party agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Syndication Parties. The Administrative Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower has actual knowledge of facts which would result in or constitute a Potential Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Syndication Party. In the event the Administrative Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.
          13.7.1 Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Syndication Parties under Section 13.17 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
     13.8 Consent Required for Certain Actions. Notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions (nor may the Syndication Parties take the action described in Subsection 13.8.1(a)) with respect to, or under, the Loan Documents without the prior written consent, given after notification by the Administrative Agent of its intention to take any such action (or notification by such Syndication Parties as are proposing the action described in Subsection 13.8.1(a) of their intention to do so), of:
          13.8.1 Unanimous. Each of the Syndication Parties and Voting Participants before:
               (a) Amending the definition of Required Lenders as set forth herein or this Subsection 13.8.1;

               (b) Amending Section 4.6 hereof;
               (c) Agreeing to an increase in the Term Loan Commitment, or any Syndication Party’s share thereof, or an extension of the Term Loan Maturity Date;
               (d) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the Term Loan; provided, however, this restriction shall not apply to a delay in payment granted by the Administrative Agent in the ordinary course of administration of the Loans and the exercise of reasonable judgment, so long as such payment delay does not exceed five (5) days.
          13.8.2 Required Lenders. The Required Lenders before:
               (a) Consenting to any action, amendment, or granting any waiver not covered in Subsections 13.8.1 or 13.8.3; or
               (b) Agreeing to amend Article 13 of this Credit Agreement (other than Subsections 13.8.1 or 13.8.2).
          13.8.3 Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may take the following actions without obtaining the consent of the Syndication Parties or the Voting Participants:
               (a) Determining whether the conditions to a Term Loan Advance have been met.
          13.8.4 Voting Participants. Under the circumstances set forth in Section 13.26 hereof, each Voting Participant shall be accorded voting rights as though such Person was a Syndication Party, and in such case the voting rights of the Syndication Party from which such Voting Participant acquired its participation interest shall be reduced accordingly.
If no written consent or denial is received from a Syndication Party or a Voting Participant within five (5) Banking Days after written notice of any proposed action as described in this Section is delivered to such Syndication Party or Voting Participant by the Administrative Agent, such Syndication Party or Voting Participant shall be conclusively deemed to have consented thereto for the purposes of this Section.
     13.9 Distribution of Principal and Interest. The Administrative Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the Loans and the Notes and will hold all such payments in trust for the benefit of all appropriate present and future Syndication Parties, and, if requested in writing by the Required Lenders, in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the Loans, the Administrative Agent shall remit to the appropriate Syndication Party its share of such payment as provided in Article 4 hereof, (“Payment Distribution”) no later than 3:00 P.M. (Central time) on the same Banking Day as such payment is received by the Administrative Agent if received no later than 1:00 P.M. (Central time) or the next Banking Day if received by the Administrative Agent thereafter. Any Syndication Party’s rights to its Payment

Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 13.3 hereof.
     13.10 Distribution of Certain Amounts. The Administrative Agent shall (a) receive and hold in trust for the benefit of all present and future Syndication Parties, in the Payment Account and, if requested in writing by the Required Lenders, segregated from the Administrative Agent’s other funds and accounts and (b) shall remit to the Syndication Parties, as indicated, the amounts described below:
          13.10.1 Funding Losses. To each Syndication Party the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a Quoted Rate Loan, in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.
     13.11 Collateral Application. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of one or more of the Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual term Loan Commitments. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of one or more of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further Syndication Interests or participations in the Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual Term Loan Commitments. Notwithstanding any of the foregoing provisions of this Section or Article 6 hereof, no Syndication Party other than CoBank shall have any right to, or to the proceeds of, or any right to the application to any amount owing to such Syndication Party hereunder of any the proceeds of, any Bank Equity Interests issued to Borrower by CoBank or on account of any statutory lien held by CoBank on such Bank Equity Interests.
     13.12 Amounts Required to be Returned. If the Administrative Agent makes any payment to a Syndication Party in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by the Administrative Agent to any Syndication Party as the result of a miscalculation by the Administrative Agent, then such Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking

Days and thereafter at the Base Rate. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Syndication Party by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).
     13.13 Reports and Information to Syndication Parties. The Administrative Agent shall use reasonable efforts to provide to the Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower, and Borrower hereby authorizes such disclosure by the Administrative Agent to the Syndication Parties (and by the Syndication Parties to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 13.6.4 hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no consent rights upon the occurrence and during the continuance of an Event of Default), be (a) disclosed to any third party (other than the Administrative Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (b) used by the Syndication Party except in connection with the Loans and its Syndication Interest.
     13.14 Standard of Care. The Administrative Agent shall not be liable to Syndication Parties for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except to the extent that a court of competent jurisdiction renders a final non-appealable determination that any of the foregoing resulted from the gross negligence or willful misconduct of the Administrative Agent. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Syndication Parties. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.
     13.15 No Trust Relationship. Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Loans and Loan Documents by the

Administrative Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Syndication Parties), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Syndication Party. Each Syndication Party hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Syndication Party with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.
     13.16 Sharing of Costs and Expenses. To the extent not paid by Borrower, each Syndication Party will promptly upon demand reimburse the Administrative Agent (based on its Individual Term Loan Pro Rata Share), for all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings and the exercise of any remedies with respect to the Cash Collateral Account or otherwise; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by the Administrative Agent solely as a Syndication Party in connection with the Loans, nor to the Administrative Agent’s internal costs and expenses.
     13.17 Syndication Parties’ Indemnification of the Administrative Agent and Bid Agent. Each of the Syndication Parties agree to indemnify the Administrative Agent, including any Successor Agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably (based on its Individual Term Loan Pro Rata Share), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are the result of the willful misconduct or gross negligence of such Indemnified Agency Party. The agreements and obligations in this Section shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.
     13.18 Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each Syndication Party. The Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.
     13.19 Administrative Agent Fee. The Administrative Agent and any Successor Agent shall be entitled to such fee as agreed upon between Borrower and the Administrative Agent for acting as the Administrative Agent.
     13.20 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Syndication Parties and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, such approval not to be unreasonably withheld (provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without obtaining the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (a) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (b) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 14.4.2 hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.
     13.21 Representations and Warranties of All Parties. The Administrative Agent, the Bid Agent, and each Syndication Party represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will, upon the Administrative Agent’s written request, furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.
     13.22 Representations and Warranties of CoBank. Except as expressly set forth in Section 13.21 hereof, CoBank, in its role as a Syndication Party and as the Administrative Agent, makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower, the legality, validity, or enforceability of the Loan Documents; the filing or recording of any document; the collectibility of the Loans; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Loans or the Loan Documents.
     13.23 Syndication Parties’ Independent Credit Analysis. Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents (other than any Note payable to another Syndication Party) from the Administrative Agent. Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from Borrower or otherwise in making its decision to acquire an interest in the Loans independently and without reliance on the Administrative Agent. Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loans. Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loans. Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loans. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its possession.
     13.24 No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Syndication Party, nor between or among any of the Syndication Parties.
     13.25 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business and not with a view toward the sale, distribution, further participation, or transfer thereof. Each Syndication Party other than CoBank agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on all or any part of its interest in the Loans, without the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default); provided that: (a) any such Transfer (except a Transfer to another Syndication Party or a Transfer by CoBank) must be in a minimum amount of $5,000,000.00; (b) each Syndication Party must maintain an Individual Term Loan Commitment of no less than $5,000,000.00, unless it Transfers its entire Syndication Interest; (c) the transferee must execute an agreement substantially in the form of Exhibit 13.25 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (d) the Syndication Party making such Transfer must pay, or cause the transferee to pay, the Administrative Agent an assignment fee of $3,500.00. Any Syndication Party may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld, provided that Borrower shall have no approval rights upon the occurrence and during the continuance of an Event of Default), provided that no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party, and each Syndication Party understands and agrees that in the event of any such participation: (x) its obligations hereunder will not change on account of such participation; (y) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights (except as provided in Section 13.26 hereof with respect to Voting Participants) or the right to receive payments or distributions; and (z) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Loans (including with respect to voting rights, except as provided in Section 13.26 hereof with respect to Voting Participants) as though no participation had been granted and will not be obligated to deal directly with any participant (except as provided in Section 13.26 hereof with respect to Voting Participants). Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit Bank in accordance with applicable law. CoBank reserves the right to sell participations on a non-patronage basis.
     13.26 Certain Participants’ Voting Rights. Any Farm Credit System Institution which (a) has acquired and, at any time of determination maintains, a participation interest in the minimum aggregate amount of $10,000,000 in a particular Syndication Party’s Syndication Interest; and (b) has been designated in writing by such Syndication Party to the Administrative Agent as having such entitlement (such designation to include for such participant, its name, contact information, and dollar participation amount) (each a “Voting Participant”), shall be entitled to vote (and such Syndication Party’s voting rights shall be correspondingly reduced), on a dollar basis, as if such Voting Participant were a Syndication Party, on any matter requiring or allowing a Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action. The voting rights of any Syndication Party so designating a Voting Participant shall be reduced by an equivalent dollar amount.

     13.27 Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder, including, without limitation, payment of the Advance Payment by Syndication Parties, and distribution of principal or interest payments or fees or other amounts by the Administrative Agent, shall be by wire transfer in accordance with the instructions contained on Exhibit 13.27 hereto (“Wire Instructions”).
     13.28 Events of Syndication Default/Remedies.
          13.28.1 Syndication Party Default. Any of the following occurrences, failures or acts, with respect to any of the Syndication Parties shall constitute an “Event of Syndication Default” hereunder by such party: (a) if any representation or warranty made by such party in this Credit Agreement shall be found to have been untrue in any material respect; (b) if such party fails to make any distributions or payments required under this Credit Agreement within five (5) days of the date required; (c) if such party breaches any other covenant, agreement, or provision of this Credit Agreement which breach shall have continued uncured for a period of thirty (30) consecutive days after such breach first occurs, unless a shorter period is required to avoid prejudicing the rights and position of the other Syndication Parties; (d) if any agency having supervisory authority over such party, or any creditors thereof, shall file a petition to reorganize or liquidate such party pursuant to any applicable federal or state law or regulation and such petition shall not be discharged or denied within fifteen (15) days after the date on which it is filed; (e) if by the order of a court of competent jurisdiction or by any appropriate supervisory agency, a receiver, trustee or liquidator shall be appointed for such party or for all or any material part of its property or if such party shall be declared insolvent; or (f) if such party shall be dissolved, or shall make an assignment for the benefit of its creditors, or shall file a petition seeking to take advantage of any debtors’ act, including the bankruptcy act, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or liquidator of all or any material part of its property.
          13.28.2 Remedies. Upon the occurrence of an Event of Syndication Default, the non-defaulting Syndication Parties, acting by, or through the direction of, a simple majority (determined based on their Individual Term Loan Pro Rata Shares) of the non-defaulting Syndication Parties, may, in addition to any other remedy specifically set forth in this Credit Agreement, have and exercise any and all remedies available generally at law or equity, including the right to damages and to specific performance.
     13.29 Withholding Taxes. Each Syndication Party represents that under the applicable law in effect as of the date it becomes a Syndication Party, it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent and to Borrower such forms, certifications, statements and other documents as the Administrative Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, each Syndication Party that was not created or organized under the laws of the United States of America or any state or other political subdivision thereof (“Non-US Lender”), shall, on the Closing Date, or upon its becoming a Syndication Party (for Persons that were not Syndication Parties on the Closing Date), furnish to the Administrative Agent and Borrower two original copies of IRS Form W-8BEN, W-8ECI, 4224, or Form 1001, as appropriate, (or any successor forms), or such other forms, certifications, statements of exemption, or documents as may be required by the IRS or by the Administrative Agent or Borrower, in their reasonable discretion, duly executed and completed by such Syndication Party, to establish, and as evidence of, such Syndication Party’s exemption from the withholding of United States tax with respect to any payments to such Syndication Party of interest or fees payable under any of the Loan documents. Further, each Non-US Lender hereby agrees, from time to time after the initial delivery by such Syndication Party of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Syndication Party shall promptly (a) deliver to the Administrative Agent and to Borrower two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Syndication Party, together with any other certificate or statement of exemption required in order to confirm or establish that such Syndication Party is not subject to United States withholding tax with respect to payments to such Syndication Party under the Loan Documents or (b) notify the Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to such Syndication Party until such Syndication Party shall have furnished to the Administrative Agent and Borrower each requested form, certification, statement or document.
     13.30 Replacement of Holdout Lender. If any action to be taken by the Syndication Parties or the Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Syndication Parties, and a Syndication Party (“Holdout Lender”) fails to give its consent, authorization, or agreement, then the Administrative Agent, upon at least five (5) Banking Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Syndication Parties (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Banking Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver a Syndication Acquisition Agreement, subject only to the Holdout Lender being repaid its full share of the outstanding Bank Debt without any premium, discount, or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Syndication Acquisition Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Syndication Acquisition Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.25 hereof. Until such time as the Replacement Lenders shall have acquired all of the Syndication Interest of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to provide the Holdout Lender’s Funding Share of Advances.
     13.31 Amendments Concerning Agency Function. Neither the Administrative Agent nor the Bid Agent shall be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent thereto.

     13.32 Further Assurances. The Administrative Agent and each Syndication Party agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 13 and to carry out fully the intent thereof.
ARTICLE 14. MISCELLANEOUS
     14.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent and the Syndication Parties, on demand, all out-of-pocket costs and expenses (a) incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Loan Documents and the transactions contemplated thereby, and processing the Borrowing Notices; and (b) incurred by the Administrative Agent or any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties’ rights under the Loan Documents upon the occurrence of an Event of Default or upon the commencement of an action by Borrower against the Administrative Agent or any Syndication Party, including without limitation collection of the Loan (regardless of whether such enforcement or collection is by court action or otherwise). Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loan is as a holder of a participation interest.
     14.2 Service of Process and Consent to Jurisdiction. Borrower and each Syndication Party hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against such Person for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower and each Syndication Party irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower and each Syndication Party hereby irrevocably appoints, until six (6) months after the expiration of the Term Loan Maturity Date (as it may be extended at anytime), The Corporation Company, or such other Person as it may designate to the Administrative Agent, in each case with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower or such Syndication Party to receive for and on its behalf at such agent’s Denver, Colorado office, service of process, which service may be made by mailing a copy of any summons or other legal process to such Person in care of such agent. Borrower and each Syndication Party agrees that it shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as it remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower or such Syndication Party, as applicable, of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower or such Syndication Party, as applicable, for all purposes of such litigation.
     14.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN THE ADMINISTRATIVE AGENT, THE BID AGENT, EACH SYNDICATION PARTY, AND

BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.
     14.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.
          14.4.1 Borrower:
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Executive Vice President and Chief Financial Officer
e-mail address: john.schmitz@chsinc.com
          with a copy to:
Cenex Harvest States Cooperatives
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
FAX: (651) 355-4554
Attention: Sr. Vice President and General Counsel
e-mail address: david.kastelic@chsinc.com
          14.4.2 Administrative Agent:
CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111
FAX: (303) 740-4100
Attention: Administrative Agent
e-mail address: abahr@cobank.com
          14.4.3 Syndication Parties:
          See signature pages hereto.
     14.5 Liability of Administrative Agent. The Administrative Agent shall not have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of any

Syndication Party to perform its obligations hereunder or to any Syndication Party on account of the failure of Borrower or any Subsidiary to perform their respective obligations hereunder or under any other Loan Document.
     14.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.
     14.7 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.
     14.8 Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference) and the other Loan Documents represent the entire understanding of the Administrative Agent, each Syndication Party and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.
     14.9 Applicable Law. To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.
     14.10 Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.
     14.11 Complete Agreement; Amendments. THIS CREDIT AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS ARE INTENDED BY THE PARTIES HERETO TO BE A COMPLETE AND FINAL EXPRESSION OF THEIR AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT. THE ADMINISTRATIVE AGENT, THE BID AGENT, EACH SYNDICATION PARTY, AND BORROWER ACKNOWLEDGE AND AGREE THAT NO UNWRITTEN ORAL AGREEMENT EXISTS BETWEEN THEM WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, the Administrative Agent, and all Syndication Parties (and each Syndication Party hereby agrees to execute any such amendment approved pursuant to Section 13.8 hereof). Borrower agrees that it shall reimburse the Administrative Agent for all fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement requested by Borrower.
     14.12 Additional Costs of Maintaining Loan. Borrower shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which the

Administrative Agent determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party’s making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement or the Notes payable to it in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including such Syndication Party of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement or the Notes payable to such Syndication Party in respect of such Advance (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the Notes payable to such Syndication Party (or any of such extensions of credit or liabilities). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Syndication Party of making or maintaining an Advance or on amounts receivable by such Syndication Party in respect of Advances, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
     14.13 Capital Requirements. In the event that the introduction of or any change in: (a) any law or regulation; or (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by any Syndication Party or any corporation controlling any such Syndication Party with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies that such increase is based in any part upon such Syndication Party’s Individual Outstanding Term Loan Obligations, Borrower shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to the Administrative Agent and to Borrower to be the net present value (discounted at the Base Rate) of (a) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the Term Loan Maturity Date, but for such introduction or change, (b) multiplied by such Syndication Party’s Individual Outstanding Term Loan Obligations. The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party’s determination to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.
     14.14 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Syndication Party of its interest hereunder and the Notes relating thereto, or any portion thereof, pursuant to this Credit Agreement, then Borrower will pay any unpaid principal and interest (and Funding Losses, if applicable) then or previously due and payable on such Notes and will (upon delivery of such Notes for cancellation, unless covered by subparagraph (a) of this Section) deliver in lieu of each such Note a new Note or, in the case of an assignment of a portion of any such Syndication Party’s Syndication Interest, new Notes, for any remaining balance.
     14.15 Patronage Payments. Borrower acknowledges and agrees that: (a) only that portion of the Loan represented by CoBank’s Individual Term Loan Pro Rata Share which is retained by CoBank for its own account is entitled to patronage distributions in accordance with CoBank’s bylaws and its practices and procedures related to patronage distribution; and (b) any patronage, or similar, payments to which Borrower is entitled on account its ownership of Bank Equity Interests or otherwise will not be based on any portion of CoBank’s interest in the Loans in which CoBank has at any time granted a participation interest.
     14.16 Direct Website Communications; Electronic Mail Communications
          14.16.1 Delivery.
               (a) Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Credit Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but, subject to the provisions of Subsection 14.16.3 hereof, excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Credit Agreement prior to the scheduled date therefor, (iii) provides notice of any Potential Default or Event of Default under this Credit Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Credit Agreement or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium and in a format acceptable to the Administrative Agent as follows (A) all financial statements to closing@cobank.com and (B) all other Communications to mtousignant@cobank.com. In addition, Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Credit Agreement but only to the extent requested by the

Administrative Agent. Receipt of the Communications by the Administrative Agent at the appropriate e-mail address as set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Credit Agreement and any other Loan Documents. Nothing in this Section 14.16 shall prejudice the right of the Administrative Agent or any Syndication Party to give any notice or other communication pursuant to this Credit Agreement or any other Loan Document in any other manner specified in this Credit Agreement or any other Loan Document.
               (b) Each Syndication Party agrees that receipt of e-mail notification that such Communications have been posted pursuant to Subsection 14.16.2 below at the e-mail address(es) set forth beneath such Syndication Party’s name on its signature page hereto or pursuant to the notice provisions of any Syndication Acquisition Agreement shall constitute effective delivery of the Communications to such Syndication Party for purposes of this Credit Agreement and any other Loan Document. Each Syndication Party further agrees to notify the Administrative Agent in writing (including by electronic communication) promptly of any change in its e-mail address or any extended disruption in its internet delivery services.
          14.16.2 Posting. Borrower further agrees that the Administrative Agent may make the Communications available to the Syndication Parties by posting the Communications on “Synd-Trak” (“Platform”). The Platform is secured with a dual firewall and a User ID/Password Authorization System and through a single user per deal authorization method whereby each user may access the Platform only on a deal-by-deal basis. Borrower acknowledges that the distribution of Communications through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          14.16.3 Additional Communications. The Administrative Agent reserves the right and Borrower and each Syndication Party consents and agrees thereto, to, upon written notice to Borrower and all Syndication Parties, implement and require use of a secure system whereby any notices or other communications required or permitted by this Credit Agreement, but which are not specifically covered by Subsection 14.16.1 hereof, and including, without limitation, Borrowing Notices, Quoted Rate Requests and any communication described in clauses (i) through (iv) of Subsection 14.16.1(a) hereof, shall be sent and received via electronic mail to the e-mail addresses described in Subsection 14.16.1(b) hereof.
          14.16.4 Disclaimer. The Communications transmitted pursuant to this Section 14.16 and the Platform are provided “as is” and “as available.” CoBank does not warrant the accuracy, adequacy or completeness of the Communications or the Platform and CoBank expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by CoBank in connection with the Communications or the Platform.
          14.16.5 Termination. The provisions of this Section 14.16 shall automatically terminate on the date that CoBank, ACB ceases to be the Administrative Agent under this Credit Agreement.

     14.17 Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and Notes and the other obligations contained in this Credit Agreement, the parties, including Borrower, the Administrative Agent and each Syndication Party shall thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.
     14.18 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.
     14.19 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Credit Agreement by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this Credit Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.
     14.20 Confidentiality. Each Syndication Party shall maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Syndication Party to obtain such consent after there is an Event of Default. The obligations of the Syndication Parties shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated or described in Sections 13.6, 13.13, and 13.25 hereof or to such Syndication Party’s parent holding company or any of such Syndication Party’s Affiliates; (b) any situation in which any Syndication Party is required by Law or required by any Governmental Authority to disclose information; (c) providing information to counsel to any Syndication Party in connection with the transactions contemplated by the Loan Documents; (d) providing information to independent auditors retained by the such Syndication Party; (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents thereof; (f) any information that is in the possession of any Syndication Party prior to receipt thereof from Borrower or any other Person known to such Syndication Party to be acting on behalf of Borrower; (g) any information that is independently developed by any Syndication Party; and (h) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement. Notwithstanding any provision to the contrary in this Credit Agreement, the Administrative Agent and each Syndication Party (and each employee, representative, or other agent thereof) may disclose to any and all Persons, without limitations of any kind, the tax treatment and tax structure of the transaction described in this Credit Agreement and all materials of any kind (including opinions or other tax analyses), if any, that are provided to the Administrative Agent or such Syndication Party relating to such tax treatment and tax structure. Nothing in the preceding sentence shall be taken as an indication that such transaction would, but for such sentence, be deemed to be a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
     14.21 USA Patriot Act Notice. Each Syndication Party that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Syndication Party) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Syndication Party or Administrative Agent, as applicable, to identify Borrower in accordance with the USA Patriot Act.
     14.22 Waiver of Borrower’s Rights Under Farm Credit Act. Borrower, having been represented by legal counsel in connection with this Credit Agreement and, in particular, in connection with the waiver contained in this Section 14.22, does hereby voluntarily and knowingly waive, relinquish, and agree not to assert at any time, any and all rights that Borrower may have or be afforded under the sections of the Agricultural Credit Act of 1987 designated as 12 U.S.C. Sections 2199 through 2202e and the implementing Farm Credit Administration regulations as set forth in 12 C.F.R. Sections 617.7000 through 617.7630, including those provisions which afford Borrower certain rights, and/or impose on any lender to Borrower certain duties, with respect to the collection of any amounts owing hereunder or the foreclosure of any liens securing any such amounts, or which require the Administrative Agent or any present or future Syndication Party to disclose to Borrower the nature of any such rights or duties. This waiver is given by Borrower pursuant to the provisions of 12 C.F.R. Section 617.7010(c) to induce the Syndication Parties to fund and extend to Borrower the credit facilities described herein and to induce those Syndication Parties which are Farm Credit System Institutions to agree to provide such credit facilities commensurate with their Individual 5-Year Commitments as they may exist from time to time.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

BORROWER:

CHS INC, a cooperative corporation formed under the laws of the State of Minnesota

By:	/s/ John Schmitz

Name:	John Schmitz
Title:	Executive Vice President Finance and
Administration, and Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB

By:	/s/ Michael Tousignant

Name:	Michael Tousignant
Title:	Vice President

                      SYNDICATION PARTIES:

CoBank, ACB

By:	/s/ Michael Tousignant
Name: Michael Tousignant
Title: Vice President

Contact Name: Michael Tousignant
Title: Vice President
Address: 5500 South Quebec Street
Greenwood Village, CO 80111
Phone No.: 303/694-5838
Fax No.: 303/694-5830
E-mail: mtousignant@cobank.com
Individual Term Loan Commitment: $150,000,000

SCHEDULE 1
To Credit Agreement
SYNDICATION PARTIES AND INDIVIDUAL COMMITMENTS

Individual
Syndication Party	Term Loan
Name / Address	Commitment

CoBank, ACB	$150,000,000
5500 South Quebec St. Greenwood Village, Colorado 80111

TABLE OF CONTENTS

ARTICLE 1. DEFINED TERMS	2

1.1 Additional Costs	2

1.2 Adjusted Consolidated Funded Debt	2

1.3 Administrative Agent	2

1.4 Administrative Agent Office	2

1.5 Advance	2

1.6 Advance Date	2

1.7 Advance Payment	2

1.8 Affiliate	2

1.9 Aggregate Term Loan Commitment	3

1.10 Amortization	3

1.11 Annual Operating Budget	3

1.12 Anti-Terrorism Laws	3

1.13 Applicable Lending Office	3

1.14 Authorized Officer	3

1.15 Bank Debt	3

1.16 Banking Day	3

1.17 Bank Equity Interests	3

1.18 Base Rate	3

1.19 Borrower’s Account	3

1.20 Borrower Benefit Plan	3

1.21 Borrowing Notice	4

1.22 Borrower Pension Plan	4

1.23 Capital Leases	4

i

1.24 Closing Date	4

1.25 Code	4

1.26 Committed Term Loan Advance	4

1.27 Compliance Certificate	4

1.28 Communications	4

1.29 Consolidated Cash Flow	4

1.30 Consolidated Current Assets	4

1.31 Consolidated Current Liabilities	4

1.32 Consolidated Funded Debt	4

1.33 Consolidated Interest Expense	5

1.34 Consolidated Members’ and Patrons’ Equity	5

1.35 Consolidated Subsidiary	5

1.36 Contributing Syndication Parties	5

1.37 Debt	5

1.38 Default Interest Rate	5

1.39 Delinquency Interest	5

1.40 Delinquent Amount	5

1.41 Delinquent Syndication Party	5

1.42 Depreciation	5

1.43 Embargoed Person	5

1.44 Environmental Laws	6

1.45 ERISA	6

1.46 ERISA Affiliate	6

1.47 Event of Default	6

1.48 Event of Syndication Default	6

1.49 Executive Order	6

1.50 Farm Credit System Institution	6

1.51 Fiscal Quarter	6

1.52 Fiscal Year	6

1.53 Funded Debt	6

1.54 Funding Losses	6

1.55 Funding Loss Notice	6

1.56 Funding Share	7

1.57 GAAP	7

1.58 Good Faith Contest	7

1.59 Governmental Authority	7

1.60 Hazardous Substances	7

1.61 Holdout Lender	7

1.62 Indemnified Agency Parties	7

1.63 Indemnified Parties	7

1.64 Individual Term Loan Commitment	7

1.65 Individual Outstanding Term Loan Obligation	7

1.66 Individual Term Loan Pro Rata Share	7

1.67 Intellectual Property	7

1.68 Investment	8

1.69 Licensing Laws	8

1.70 Lien	8

1.71 Loans	8

1.72 Loan Documents	8

1.73 Material Adverse Effect	8

1.74 Material Agreements	8

1.75 Multiemployer Plan	8

1.76 Not Used	8

1.77 Non-US Lender	8

1.78 Note or Notes	9

1.79 OFAC	9

1.80 Operating Lease	9

1.81 Organization Documents	9

1.82 Other List	9

1.83 Payment Account	9

1.84 Payment Distribution	9

1.85 PBGC	9

1.86 Permitted Encumbrance	9

1.87 Person	9

1.88 Plan	9

1.89 Platform	9

1.90 Potential Default	9

1.91 Prohibited Transaction	9

1.92 Quoted Rate	9

1.93 Quoted Rate Loan	9

1.94 Quoted Rate Period	10

1.95 Not Used	10

1.96 Regulatory Change	10

1.97 Replacement Lender	10

1.98 Reportable Event	10

1.99 Required Lenders	10

1.100 Required License	10

1.101 Restricted Subsidiary	10

1.102 Revolving Loan Credit Agreement	10

1.103 SDN List	10

1.104 Subsidiary	10

1.105 Successor Agent	11

1.106 Syndication Acquisition Agreement	11

1.107 Syndication Interest	11

1.108 Syndication Parties	11

1.109 Syndication Party Advance Date	11

1.110 364-Term Loan Note(s)	11

1.111 Term Loan Advance	11

1.112 Term Loan	11

1.113 Term Loan Maturity Date	11

1.114 Transfer	11

1.115 USA Patriot Act	11

1.116 Voting Participant	11

1.117 Wire Instructions	11

ARTICLE 2. TERM LOAN	11

2.1 Term Loan	11

2.2 Borrowing Notice	11

2.3 Promissory Note	11

2.4 Syndication Party Records	12

2.5 Use of Proceeds	12

v

2.6 Syndication Party Funding Failure	12

ARTICLE 3. INTEREST	12

3.1 Interest	12

3.1.1 Quoted Rate	12

3.2 Default Interest Rate	12

3.3 Interest Calculation	12

ARTICLE 4. PAYMENTS; FUNDING LOSSES	13

4.1 Principal Payments	13

4.2 Interest Payments	13

4.3 Application of Principal Payments	13

4.4 Manner of Payment	13

4.4.1 Payments to Be Free and Clear	13

4.4.2 Grossing-up of Payments	13

4.5 Voluntary Prepayments	14

4.6 Distribution of Principal and Interest Payments	16

ARTICLE 5. BANK EQUITY INTERESTS	16

ARTICLE 6. SECURITY	16

ARTICLE 7. REPRESENTATIONS AND WARRANTIES	16

7.1 Organization, Good Standing, Etc.	16

7.2 Corporate Authority, Due Authorization; Consents	17

7.3 Litigation	17

7.4 No Violations	17

7.5 Binding Agreement	17

7.6 Compliance with Laws	17

7.7 Principal Place of Business; Place of Organization	17

7.8 Payment of Taxes	18

7.9 Licenses and Approvals	18

7.10 Employee Benefit Plans	18

7.11 Equity Investments	18

7.12 Title to Real and Personal Property	18

7.13 Financial Statements	19

7.14 Environmental Compliance	19

7.15 Fiscal Year	19

7.16 Material Agreements	19

7.17 Regulations U and X	20

7.18 Trademarks, Tradenames, etc.	20

7.19 No Default on Outstanding Judgments or Orders	20

7.20 No Default in Other Agreements	20

7.21 Acts of God	20

7.22 Governmental Regulation	20

7.23 Labor Matters and Labor Agreements	20

7.24 Anti-Terrorism Laws	21

7.24.1 Violation of Law	21

7.24.2 Classification	21

7.24.3 Conduct of Business	22

7.25 Disclosure	22

ARTICLE 8. CONDITIONS TO ADVANCES	22

8.1 Conditions to Closing	22

8.1.1 Loan Documents	22

8.1.2 Approvals	22

8.1.3 Organizational Documents	22

8.1.4 Evidence of Corporate Action	22

8.1.5 Evidence of Insurance	22

8.1.6 Appointment of Agent for Service	23

8.1.7 No Material Change	23

8.1.8 Fees and Expenses	23

8.1.9 Bank Equity Interest Purchase Obligation	23

8.1.10 Opinion of Counsel	23

8.1.11 Further Assurances; No Default	23

ARTICLE 9. AFFIRMATIVE COVENANTS	23

9.1 Books and Records	23

9.2 Reports and Notices	23

9.2.1 Annual Financial Statements	24

9.2.2 Quarterly Financial Statements	24

9.2.3 Notice of Default	24

9.2.4 ERISA Reports	24

9.2.5 Notice of Litigation	25

9.2.6 Notice of Material Adverse Effect	25

9.2.7 Notice of Environmental Proceedings	25

9.2.8 Regulatory and Other Notices	25

9.2.9 Adverse Action Regarding Required Licenses	25

9.2.10 Budget	25

9.2.11 Additional Information	25

9.3 Maintenance of Existence and Qualification	26

9.4 Compliance with Legal Requirements and Agreements	26

9.5 Compliance with Environmental Laws	26

9.6 Taxes	26

9.7 Insurance	26

9.8 Maintenance of Properties	27

9.9 Payment of Liabilities	27

9.10 Inspection	27

9.11 Required Licenses; Permits; Intellectual Property; Etc.	28

9.12 ERISA	28

9.13 Maintenance of Commodity Position	28

9.14 Financial Covenants	28

9.14.1 Consolidated Funded Debt to Consolidated Cash Flow	28

9.14.2 Adjusted Consolidated Funded Debt to Consolidated Members’ and Patrons’ Equity	28

9.15 Embargoed Person	28

9.16 Anti-Money Laundering	29

ARTICLE 10. NEGATIVE COVENANTS	29

10.1 Borrowing	29

10.2 No Other Businesses	29

10.3 Liens	29

10.4 Sale of Assets	32

10.5 Merger; Acquisitions; Business Form; Etc.	32

10.6 Transactions With Related Parties	32

10.7 Change in Fiscal Year	33

10.8 ERISA	33

10.9 Anti-Terrorism Law	33

ARTICLE 11. INDEMNIFICATION	33

11.1 General; Stamp Taxes; Intangibles Tax	33

11.2 Indemnification Relating to Hazardous Substances	34

ARTICLE 12. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	35

12.1 Events of Default	35

12.2 No Advance	36

12.3 Rights and Remedies	36

ARTICLE 13. AGENCY AGREEMENT	36

13.1 Funding of Syndication Interest	36

13.2 Syndication Parties’ Obligations to Remit Funds	37

13.4 Syndication Party’s Failure to Remit Funds	37

13.4 Agency Appointment	38

13.5 Power and Authority of the Administrative Agent	38

13.5.1 Advice	38

13.5.2 Documents	38

13.5.3 Proceedings	39

13.5.4 Retain Professionals	39

13.5.5 Incidental Powers	39

13.6 Duties of the Administrative Agent	39

13.6.1 Possession of Documents	39

13.6.2 Distribute Payments	39

13.6.3 Loan Administration	39

13.6.4 Forwarding of Information	40

13.7 Action Upon Default	40

13.7.1 Indemnification as Condition to Action	40

x

13.8 Consent Required for Certain Actions	40

13.8.1 Unanimous	40

13.8.3 Required Lenders	41

13.8.4 Action Without Vote	41

13.8.4 Voting Participants	41

13.9 Distribution of Principal and Interest	41

13.10 Distribution of Certain Amounts	42

13.10.1 Funding Losses	42

13.11 Collateral Application	42

13.12 Amounts Required to be Returned	42

13.13 Reports and Information to Syndication Parties	43

13.14 Standard of Care	43

13.15 No Trust Relationship	43

13.16 Sharing of Costs and Expenses	44

13.17 Syndication Parties’ Indemnification of the Administrative Agent and Bid Agent	44

13.18 Books and Records	44

13.19 Administrative Agent Fee	45

13.20 The Administrative Agent’s Resignation or Removal	45

13.21 Representations and Warranties of All Parties	45

13.22 Representations and Warranties of CoBank	46

13.23 Syndication Parties’ Independent Credit Analysis	46

13.24 No Joint Venture or Partnership	46

13.25 Purchase for Own Account; Restrictions on Transfer; Participations	46

13.26 Certain Participants’ Voting Rights	47

13.27 Method of Making Payments	48

13.28 Events of Syndication Default/Remedies	48

13.28.1 Syndication Party Default	48

13.28.2 Remedies	48

13.29 Withholding Taxes	48

13.30 Replacement of Holdout Lender	49

13.31 Amendments Concerning Agency Function	49

13.32 Further Assurances	50

ARTICLE 14. MISCELLANEOUS	50

14.1 Costs and Expenses	50

14.2 Service of Process and Consent to Jurisdiction	50

14.3 Jury Waiver	50

14.4 Notices	51

14.5 Liability of Administrative Agent and Bid Agent	51

14.6 Successors and Assigns	52

14.7 Severability	52

14.8 Entire Agreement	52

14.9 Applicable Law	52

14.10 Captions	52

14.11 Complete Agreement; Amendments	52

14.12 Additional Costs of Maintaining Loan	52

14.13 Capital Requirements	53

14.14 Replacement Notes	54

14.15 Patronage Payments	54

14.16 Direct Website Communications; Electronic Mail Communications	54

14.16.1 Delivery	54

14.16.2 Posting	55

14.16.3 Additional Communications	55

14.16.4 Disclaimer	55

14.16.5 Termination	55

14.17 Mutual Release	56

14.18 Liberal Construction	56

14.19 Counterparts	56

14.20 Confidentiality	56

14.21 USA Patriot Act Notice	57

14.22 Waiver of Borrower’s Rights Under Farm Credit Act	57

EXHIBITS

Exhibit 1.27	Compliance Certificaten

Exhibit 1.101	List of Restricted Subsidiaries

Exhibit 1.104	List of Subsidiaries

Exhibit 2.3	Term Note Form

Exhibit 7.3	Litigation

Exhibit 7.8	Payment of Taxes

Exhibit 7.10	Employee Benefit Plans

Exhibit 7.11	Equity Investments

Exhibit 7.14	Environmental Compliance

Exhibit 7.23	Labor Matters and Agreements

Exhibit 13.25	Syndication Acquisition Agreement

Exhibit 13.27	Wire Instructions

Schedule 1	Syndication Parties and Individual Term Loan Commitments